Execution Version

Limited Waiver and Fourth Amendment
To
Third Amended And Restated Credit Agreement
Dated as of April 24, 2020
Among
Oasis Petroleum North America LLC,
As Borrower,
The Guarantors Party Hereto,
Wells Fargo Bank, N.A.,
As Administrative Agent and Issuing Bank,
And
The Lenders Party Hereto

LIMITED WAIVER AND FOURTH AMENDMENT TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
THIS LIMITED WAIVER AND FOURTH AMENDMENT to THIRD AMENDED AND RESTATED Credit Agreement (this “Fourth Amendment”) dated as of April 24, 2020, is among Oasis Petroleum North America LLC, a Delaware limited liability company (the “Borrower”); the Guarantors party hereto (the “Guarantors” and collectively with the Borrower, the “Credit Parties”); each of the lenders party to the Credit Agreement referred to below (collectively, the “Lenders”) party hereto; and Wells Fargo BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as the issuing bank (in such capacity, the “Issuing Bank”).
R E C I T A L S:
A.Parent, OP LLC, the Borrower, the Administrative Agent and the Lenders are parties to that certain Third Amended and Restated Credit Agreement dated as of October 16, 2018 (as amended, amended and restated, restated, supplemented or otherwise modified, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.
B.The Borrower, the Guarantors, the Administrative Agent and the Lenders party hereto desire to amend certain provisions of the Credit Agreement as set forth herein effective as of the Fourth Amendment Effective Date (as defined below).
C.On March 30, 2020, (i) the Borrower delivered a compliance certificate, that advised the Administrative Agent and the Lenders that Oasis Petroleum Marketing, LLC, had entered into a transportation agreement with a counterparty, and in connection therewith, it incurred indemnity obligations to a third party surety with respect to a surety bond that the surety issued for the purpose of securing certain obligations under such transportation agreement and (ii) the Borrower represented and warranted that no Default or Event of Default existed on such date, but specifically excluded from such representation and warranty the existence of the obligation described in the immediately preceding clause (i) with respect to the Borrower’s compliance with Section 9.02 of the Credit Agreement.
D.By that certain letter dated April 2, 2020, the Administrative Agent notified the Borrower that (i) the obligation described in recital C(i) above constitutes “Debt” pursuant to clause (b) of the definition thereof and such “Debt” is not permitted under Section 9.02 of the Credit Agreement, and that (ii) as a result of recital D(i), the Administrative Agent has advised the Borrower that it (x) is not in compliance with Section 9.02 of the Credit Agreement, (y) has inaccurately represented and warranted to the Administrative Agent and the Lenders that no Default or Event of Default existed each time it made such representations and warranties, including on each occasion it delivered Borrowing Requests certifying that the conditions contained in Section 6.02 of the Credit Agreement were satisfied at the time of each applicable Borrowing and on each occasion it delivered compliance certificates pursuant to Section 8.01(c) of the Credit Agreement and (z) has failed to provide prompt written notice to the Administrative

Agent and each Lender of the occurrence of the Defaults set forth in recitals (D)(ii)(x) and (D)(ii)(y) in accordance with Section 8.02(a) of the Credit Agreement.
E.The (i) instance of non-compliance described in the recital (D)(ii)(x) above constitutes an Event of Default under Section 10.01(d) of the Credit Agreement, (ii) each instance of non-compliance described in the recital (D)(ii)(y) above constitutes an Event of Default under Section 10.01(c) of the Credit Agreement and (iii) the instance of non-compliance described in the recital (D)(ii)(z) constitutes an Event of Default under Section 10.01(d) of the Credit Agreement (the Events of Defaults described in the immediate foregoing clauses (i), (ii) and (iii) and any other Default arising therefrom above are collectively referred to as the “Specified Defaults”).
F.The Borrower, the Administrative Agent and the Lenders party hereto desire to enter into this Fourth Amendment in order to agree that, subject to the terms and conditions hereof, (a)(i) the Borrowing Base will be reduced from $1,300,000,000 to $625,000,000 and (ii) the Aggregate Elected Commitment Amounts will be reduced from $1,100,000,000 to $625,000,000, in each case, on the Fourth Amendment Effective Date, (b)(i) the Borrowing Base will be reduced from $625,000,000 to $612,500,000 and (ii) the Aggregate Elected Commitment Amounts will be reduced from $625,000,000 to $612,500,000, in each case, on June 1, 2020 (the “June Reduction”) and (c)(i) the Borrowing Base will be reduced from $612,500,000 to $600,000,000 and (ii) the Aggregate Elected Commitment Amounts will be reduced from $612,500,000 to $600,000,000, in each case, on July 1, 2020 (the “July Reduction”).
G.The parties hereto desire to enter into this Fourth Amendment to, among other things, (i) waive any Default or Event of Default arising solely as a result of the Specified Defaults, (ii)(x) reduce the Borrowing Base and (y) reduce the Aggregate Elected Commitment Amounts, in each case, after giving effect to the Fourth Amendment Effective Date, the June Reduction and the July Reduction and (iii) amend the Credit Agreement effective as of the Fourth Amendment Effective Date, and each other date mentioned herein, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement, as amended by this Fourth Amendment. Unless otherwise indicated, all section references in this Fourth Amendment refer to sections of the Credit Agreement.
Section 2.Limited Waiver. In reliance on the representations, warranties, covenants and agreements contained in this Fourth Amendment, the receipt and sufficiency of which are hereby acknowledged and confessed, and subject to the satisfaction of the condition precedent in Section 7 hereof, the Lenders party hereto hereby waive the Specified Defaults; provided that nothing contained herein, nor any past indulgence by Administrative Agent or any Lender nor any other action or inaction on behalf of Administrative Agent or any Lender, shall constitute or be deemed to constitute a consent to, or waiver of, any other action or inaction of the Borrower or any of the other Credit Parties which constitutes (or would constitute) a violation of any provision of the Credit Agreement or any other Loan Document, or which results (or would result) in a Default or Event of Default under the Credit Agreement or any other Loan Document, nor shall this Fourth Amendment constitute a course of conduct or dealing among the parties. The Administrative Agent and the Lenders shall have no obligation to grant any future waivers, consents or amendments with respect to any provision of the Credit Agreement or any other Loan Document, and the parties hereto agree that the limited waiver provided herein shall solely constitute a one-time waiver of the Specified Defaults, and shall not waive, affect or diminish any right of the Administrative Agent and the Lenders to hereafter demand strict compliance with the Credit Agreement and the other Loan Documents. For the avoidance of doubt, the limited waiver provided for in this Section 2 does not extend to, and shall not be construed as, a waiver of any Specified Default Interest (as defined below).
Section 3.Forbearance with respect to Specified Default Interest. Due to the existence of the Specified Defaults prior to giving effect to the limited waiver set forth in Section 2 above, interest has accrued pursuant to Section 3.02(d) of the Credit Agreement (such interest, the “Specified Default Interest”). The Borrower has requested that the Administrative Agent and the Lenders agree to forbear from demanding payment of the Specified Default Interest during the Forbearance Period (as defined below). In reliance on the representations, warranties, covenants and agreements contained in this Fourth Amendment, the receipt and sufficiency of which are hereby acknowledged and confessed, and subject to the satisfaction of the condition precedent in Section 7 hereof, the Administrative Agent and the Lenders party hereto hereby agree to (a) forbear from demanding payment of the Specified Default Interest during the Forbearance Period and (b) waive any potential Default or Event of Default that could arise as a result of non-payment of the Specified Default Interest during the Forbearance Period. For purposes of this Fourth Amendment, “Forbearance Period” shall mean the period commencing on the Fourth Amendment Effective Date and ending on the Termination Date, and “Termination Date” shall mean the earlier to occur of (i) October 24, 2020 and (ii) the occurrence of any Event of Default. Upon the occurrence of the Termination Date, the agreement hereunder of the Administrative Agent and the Lenders party hereto to forbear shall terminate automatically without further act or action by the Administrative Agent or the Lenders, and the Administrative Agent and the Lenders shall be entitled to exercise any and all rights and remedies available to it or them under the Loan Documents and this Agreement, at law, in equity, or otherwise. The limited forbearance in this Section 3 (x) shall not, and should not be construed, as a waiver of the Specified Default Interest, (y) shall not constitute or be deemed to constitute a consent to, or waiver of, any other action or inaction of the Borrower or any of the other Credit Parties which constitutes (or would constitute) a violation of any provision of the Credit Agreement or any other Loan Document, or which results (or would result) in a Default or Event of Default under the Credit Agreement or any other Loan Document, and (z) shall not constitute a course of conduct or dealing among the parties. The Administrative Agent and the Lenders shall have no obligation to grant any future forbearance, and the parties hereto agree that the limited forbearance shall only apply to demanding payment of the Specified Default Interest, and shall not waive, affect or diminish any right of the Administrative Agent and the Lenders to hereafter demand strict compliance with the Credit Agreement and the other Loan Documents.

Section 4.Amendments to Credit Agreement. In reliance on the representations, warranties, covenants and agreements contained in this Fourth Amendment, and subject to the conditions precedent contained in Section 7 hereof, the Credit Agreement shall be amended effective as of the date hereof in the manner provided in this Section 4.
4.1Amendments to Section 1.02 (Certain Defined Terms).
(a) The following definitions contained in Section 1.02 of the Credit Agreement are hereby amended and restated as follows:
“Aggregate Elected Commitment Amounts” at any time shall equal the sum of the Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.06(c). As of the Fourth Amendment Effective Date, the Aggregate Elected Commitment Amounts shall be equal to $625,000,000 (and (i) on June 1, 2020, the Aggregate Elected Commitment Amounts shall be equal to $612,500,000 and (ii) on July 1, 2020, the Aggregate Elected Commitment Amounts shall be equal to $600,000,000)
“Agreement” means this Credit Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment and as the same may from time to time be further amended, modified, supplemented or restated.
“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan or any Swingline Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Total Commitments Utilization Grid below based upon the Total Commitments Utilization Percentage then in effect:

Total Commitments Utilization Grid
Total Commitments Utilization Percentage	< 25%	≥ 25% < 50%	≥ 50% < 75%	≥ 75% < 90%	≥ 90%
ABR Loans or Swingline Loans	0.750%	1.000%	1.250%	1.500%	1.750%
Eurodollar Loans	2.250%	2.500%	2.750%	3.000%	3.250%
Commitment Fee Rate	0.500%	0.500%	0.500%	0.500%	0.500%
Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then from the time of such failure until the time that the Borrower delivers such Reserve Report to the

Administrative Agent, the “Applicable Margin” means the rate per annum set forth on the grid when the Total Commitments Utilization Percentage is at its highest level).
“LC Commitment” at any time means One Hundred Million Dollars ($100,000,000.00).
(b) The following definitions are hereby added to Section 1.02 of the Credit Agreement where alphabetically appropriate to read as follows:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 47.3(b); or
(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).
“Covered Party” has the meaning assigned to it in Section 12.21.
“Excess Cash” has the meaning assigned to it in Section 3.04(e).
“Fourth Amendment” means that certain Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of April 24, 2020 among the Parent, the Borrower, the other Guarantors, the Administrative Agent, the Issuing Bank and the Lenders party thereto.
“Fourth Amendment Effective Date” means April 24, 2020.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 12.21.
“Supported QFC” has the meaning assigned to it in Section 12.21.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 12.21.
(c) The definition of “Qualified Convertible Notes Offering” is hereby amended by deleting “(provided that, for the avoidance of doubt, pro forma compliance with Section 9.01(c) shall only be required to the extent that the Leverage Ratio would otherwise be tested as of the last day of the applicable fiscal quarter)” from such definition.
(d) The definitions of “Annualized EBITDAX” and “Trigger Date” are hereby deleted from Section 1.02 of the Credit Agreement in their respective entirety.
4.2Amendment to Section 2.06. Section 2.06(c) of the Credit Agreement is hereby amended to add a new clause (x) in appropriate order thereto, which shall read in full as follows:
“(x) Notwithstanding any provision of this Agreement to the contrary, the Aggregate Elected Commitment Amounts (1) on June 1, 2020 shall be reduced so that after giving effect to such reduction the Aggregate Elected Commitment Amounts are equal to $612,500,000 and (2) on July 1, 2020 shall be reduced so that after giving effect to such reduction the Aggregate Elected Commitment Amounts are equal to $600,000,000.”
4.3Amendment to Section 2.07.  Section 2.07(b) of the Credit Agreement is hereby amended by deleting the last “.” at the end of such Section and inserting therefor the following:
“; provided that, neither the Borrower nor the Administrative Agent acting at the direction of the Majority Lenders may elect to cause an Interim Redetermination during the period commencing on the Fourth Amendment Effective Date and ending on July 1, 2020.”
4.4Amendment to Section 3.04. Section 3.04 of the Credit Agreement is hereby amended to add a new clause (e) in appropriate alphabetical order thereto, which shall read in full as follows:
“(e) Excess Cash Balances. If at any time while there are any Borrowings outstanding, the Borrower or any other Credit Party have any cash or cash equivalents in excess of $60,000,000 in the aggregate at any time (other than (i) cash collateral with respect to Letters of Credit, (ii) any cash set aside and to be used to pay royalty or other production revenue obligations of the Credit Parties for amounts which have accrued to unaffiliated third parties, (iii) any cash set aside to and to be used to pay in the ordinary course of business amounts (other than royalty or other production revenue obligations) of the Credit Parties then due and owing to unaffiliated third parties and for which the Credit Parties have issued checks or have initiated wires or ACH transfers (or will issue checks or initiate wires or ACH transfers within one Business Day) in order to pay, (iv) any cash set aside in (x) accounts held and used solely for payroll or employee benefits and (y) trust accounts held and used solely for the payment of taxes of the Credit Parties and (v) any cash of the Credit Parties constituting purchase price deposits set aside and held in escrow by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits) (the “Excess Cash”), then the Borrower shall prepay the Borrowings in an amount equal to the Excess Cash; provided that to the extent that any Excess Cash results from the receipt of the proceeds of any sale or disposition of Property, then the Borrower shall not be required to prepay such Excess Cash until the fifth Business Day following the receipt of such proceeds. Each prepayment of Borrowings pursuant to this Section 3.04(e) shall be applied as directed by the Borrower, provided that if the Borrower does not provide instructions for the application of such prepayment, such prepayment shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto. Each prepayment of Borrowings pursuant to this Section 3.04(e) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(e) shall be accompanied by accrued interest to the extent required by Section 3.02.”
4.5Amendment to Section 6.02. Section 6.02 of the Credit Agreement is hereby amended to add a new clause (f) in appropriate alphabetical order thereto, which shall read in full as follows:
“(f) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Borrower together with the other Credit Parties shall not have any Excess Cash.”
4.6Amendment to Section 8.14.  Section 8.14(a) is hereby amended to replace each reference to “85%” with “90%” in lieu thereof.
4.7Amendments to Section 9.01.
(i) Section 9.01(b) of the Credit Agreement is hereby amended to add “(except for the last day of the fiscal quarter ending June 30, 2020)” immediately after the first instance of the term “quarter” in such section.

(ii) Section 9.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(c) Ratio of Total Debt to EBITDAX. The Parent, OP LLC and the Borrower will not, as of the last day of any fiscal quarter, permit, at any date of determination, the ratio of Total Debt as of such date to EBITDAX for the four fiscal quarter period ending on such date (the “Leverage Ratio”) to be greater than 4.00 to 1.00.”
4.8Amendments to Section 9.02.
(i) Section 9.02(j)(ii)(B) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(B) after giving effect on a pro forma basis to the incurrence of such Senior Notes or Permitted Refinancing Debt (and any concurrent repayment of Debt with the proceeds of such incurrence, if any), no Default would result from the incurrence of such Senior Notes or Permitted Refinancing Debt and the Borrower shall be in pro forma compliance with Section 9.01.”
(ii) Section 9.02 of the Credit Agreement is hereby amended to add a new clause (k) in appropriate alphabetical order thereto:
“(k) Debt under those certain existing surety bonds issued by a third party surety securing certain obligations under transportation agreements entered into between Oasis Petroleum Marketing, LLC and certain counterparties with the following effective dates and amounts:

Effective Date	Current Amount
May 20, 2015	$36,000,000
August 13, 2018	$22,400,000
February 1, 2019	$6,000,000
4.9Amendment to Section 9.04. Section 9.04(b)(i)(D) of the Credit Agreement is hereby amended and restated in its entirety as follows:
        “(D) [Reserved], or”
4.10Amendments to Section 9.05.
(i) Section 9.05(n) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(n) Investments made by the Credit Parties in any DevCo (other than any Investment in the form of the purchase of Equity Interests in such DevCo from OMP or one of its subsidiaries that was made before April 1, 2020 and was permitted under this Agreement when made); provided that (i) such Investments shall be made solely for the purposes of funding Capital Expenditures of such DevCo in midstream projects that were disclosed in that certain Prospectus filed by the Midstream MLP with the U.S. Securities & Exchange Commission on September 22, 2017, which expenditures the Borrower reasonably expects to be made within ninety (90) days following the date of such Investment, and (ii) the amount of such Investments, in the aggregate, shall not exceed $15,000,000.”
(ii) Section 9.05(o) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(o) Investments made by the Credit Parties in OMP and its subsidiaries and any Unrestricted Subsidiaries that either (i) were made before April 1, 2020 and were permitted under this Agreement when made or (ii) in the case of any Investment made on or after April 1, 2020, in an aggregate amount not to exceed $50,000,000 at any time; provided that in the case of any Investment made in reliance on this clause (ii), (1) the Borrower shall be in pro forma compliance with the covenants contained in Section 9.01 after giving effect to any such Investment and (2) after giving pro forma effect to such Investment, no Default or Event of Default shall have occurred and be continuing and the current total Revolving Credit Exposures shall not exceed 85% of the total Commitments (i.e., the least of (x) the Aggregate Maximum Credit Amounts, (y) the then effective Borrowing Base and (z) the Aggregate Elected Commitment Amounts) at such time.”
4.11Amendments to Section 9.12.
(i) Section 9.12(d)(iii) of the Credit Agreement is hereby amended to insert “(x) for the period commencing on the Fourth Amendment Effective Date and ending on July 2, 2020, the value (determined by the Administrative Agent in its sole discretion in connection with the most recent determination of the Borrowing Base then in effect) of such sale or other disposition of Oil and Gas Property or Restricted Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report and Swap Agreements Liquidated pursuant to this clause (d), when aggregated with any sale or other disposition pursuant to clauses (e) and (f), does not exceed five percent (5%) of the Borrowing Base then in effect and (y) on July 2, 2020 and thereafter, ” immediately before the term “if” in such section.
(ii) Section 9.12(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(e) Drop Down Dispositions to the extent (i) at the time of such Drop Down Disposition, no Default, Event of Default or Borrowing Base Deficiency shall exist or would result from such Drop Down Disposition, (ii) after giving pro forma effect to such Drop Down Disposition, the Borrower shall be in compliance with the financial covenants contained in Section 9.01, (iii) after giving effect to the Drop Down Disposition, the amount of the undrawn Commitments shall represent at least 10% of the aggregate Commitments at such time, (iv) the consideration for such Drop Down Disposition shall be fair to the Credit Parties (as reasonably determined by the board of directors (or comparable governing body) of the Parent and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (v) the consideration received by the Credit Parties shall consist of cash, cash equivalents and/or Equity Interests in the Midstream MLP and (vi)(x) for the period commencing on the Fourth Amendment Effective Date and ending on July 2, 2020, the consideration received in respect of any such Drop Down Disposition pursuant to this clause (e), when aggregated with any sales or other dispositions during such period pursuant to clauses (d) and (f) of this section, does not exceed five percent (5%) of the then effective Borrowing Base and (y) on July 2, 2020 and thereafter, if the consideration received in respect of any such Drop Down Disposition pursuant to this clause (e) since the later of the last Redetermination Date and the last date on which the Borrowing Base was adjusted pursuant to Section 9.12(d), (e) or (f), when aggregated with any sales or other dispositions during such period pursuant to clauses (d) and (f) of this section or this clause (e), is in excess of five percent (5%) of the then effective Borrowing Base, individually or in the aggregate, the Administrative Agent or the Required Lenders may elect in their sole discretion reduce the Borrowing Base in connection with such sale or disposition and any other sales or dispositions pursuant to Section 9.12(d) or Section 9.12(f) since the later of the last Redetermination Date and the last date on which the Borrowing Base was adjusted pursuant to Section 9.12(d), (e) or (f); provided further that if a Borrowing Base Deficiency would result from such any reduction in the Borrowing Base pursuant to this Section 9.12(e), the Borrower shall prepay the Borrowings, prior to or contemporaneously with the consummation of such sale, disposition and/or Liquidation, to the extent that such prepayment would have required pursuant to Section 3.04(c)(iii) after giving effect to such reduction in the Borrowing Base;”
(iii) Section 9.12(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(f) sales or other dispositions of the common limited partnership interests in the Midstream MLP to the extent at the time of such sale or disposition  (i) no Default, Event of Default or Borrowing Base Deficiency shall exist or would result from such sale or disposition,  (ii) after giving pro forma effect to such sale or disposition, the Borrower shall be in compliance with the financial covenants contained in Section 9.01, (iii) [reserved], and (iv) (x) for the period commencing on the Fourth Amendment Effective Date and ending on July 2, 2020, the consideration received in respect of any such Drop Down Disposition pursuant to this clause (f), when aggregated with any sales or other dispositions during such period pursuant to clauses (d) and (e) of this section, does not exceed five percent (5%) of the then effective Borrowing Base and (y) on July 2, 2020 and thereafter, if the consideration received in respect of any such sales or other dispositions of the common limited partnership interests in the Midstream MLP pursuant to this clause (f) since the later of the last Redetermination Date and the last date on which the Borrowing Base was adjusted pursuant to Section 9.12(d), (e) or (f), when aggregated with any sales or other dispositions during such period pursuant to clauses (d) and (e) of this section or this clause (f), is in excess of five percent (5%) of the then effective Borrowing Base, individually or in the aggregate, the Administrative Agent or the Required Lenders may elect in their sole discretion reduce the Borrowing Base in connection with such sale or disposition and any other sales or dispositions pursuant to Section 9.12(d) or Section 9.12(e) since the later of the last Redetermination Date and the last date on which the Borrowing Base was adjusted pursuant to Section 9.12(d), (e) or (f); provided further that if a Borrowing Base Deficiency would result from such any reduction in the Borrowing Base pursuant to this Section 9.12(f), the Borrower shall prepay the Borrowings, prior to or contemporaneously with the consummation of such sale, disposition and/or Liquidation, to the extent that such prepayment would have required pursuant to Section 3.04(c)(iii) after giving effect to such reduction in the Borrowing Base;”
4.12Amendment to Article XII. Article XII of the Credit Agreement is hereby amended to add a new “Section 12.21” in appropriate numerical order thereto, which shall read in full as follows:
Section 12.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, "QFC Credit Support", and each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
4.13Replacement of Exhibit B to the Credit Agreement. The Form of Borrowing Notice is hereby amended and restated in its entirety in the form of Exhibit A attached hereto.
Section 5.Borrowing Base. In reliance on the covenants and agreements contained in this Fourth Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 7, the parties hereto agree (i) that the Borrowing Base shall be redetermined to $625,000,000 from $1,300,000,000, (ii) that the Borrowing Base will be further reduced to $612,500,000 on June 1, 2020 and (iii) that the Borrowing Base will be further reduced to $600,000,000 on July 1, 2020. Notwithstanding any other provision of this Fourth Amendment, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 8.13(c), Section 9.12(d), Section 9.12(f) or Section 9.12(g) of the Credit Agreement. For the avoidance of doubt, (x) the redeterminations set forth in clauses (i)-(iii) above shall be in lieu of the April 1, 2020 Scheduled Redetermination and shall not constitute Interim Redeterminations and (y) the next Scheduled Redetermination shall be the October 1, 2020 Scheduled Redetermination.
Section 6.Aggregate Elected Commitment Amounts. The Borrower, the Administrative Agent and the Lenders party hereto hereby agree that the Aggregate Elected Commitment Amounts shall (i) be reduced from $1,100,000,000.00 to $625,000,000 effective as of the Fourth Amendment Effective Date, (ii) be reduced from $625,000,000 to $612,500,000 effective as of June 1, 2020 and (iii) be reduced from $612,500,000 to $600,000,000 effective as of July 1, 2020. In connection with the foregoing reductions of the Aggregate Elected Commitment Amounts and the redetermination of the Borrowing Base provided in Section 5 above, upon each such reduction of the Aggregate Elected Commitment Amounts, each Lender’s Elected Commitment Amount shall be reduced ratably among the Lenders in accordance with each Lender’s Applicable Percentage so that they equal the reduced Aggregate Elected Commitment Amount at such time and Annex I to the Credit Agreement shall be deemed amended at such time to reflect such reduction to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amounts.
Section 7.Conditions Precedent. This Fourth Amendment shall become effective as of the date when each of the following conditions is satisfied (or waived in accordance with Section 12.02 of the Credit Agreement) (the “Fourth Amendment Effective Date”):
7.1.Executed Counterparts of Fourth Amendment. The Administrative Agent shall have received from the Borrower, each Guarantor and the Lenders constituting the Required Lenders (in such number as may be requested by the Administrative Agent) executed counterparts of this Fourth Amendment signed on behalf of such Person.

7.2.No Default. After giving effect to the limited waiver in Section 2 and the amendments in Section 4, no Default or Event of Default shall have occurred which is continuing.
7.3.Further Assurances. The Administrative Agent shall have received such other documents as the Administrative Agent or its special counsel may reasonably require.
The Administrative Agent is hereby authorized and directed to declare this Fourth Amendment to be effective when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 7 or the waiver of such conditions as permitted hereby. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.
Section 8.Post-Closing Covenant.
8.1.Title. On or before May 12, 2020 (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received title information satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the total value of the Oil and Gas Properties evaluated in the most recently delivered Reserve Report.
8.2.Mortgages. On or before May 12, 2020 (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received from the Borrower duly executed and notarized mortgages and/or mortgage supplements in form and substance reasonably satisfactory to the Administrative Agent so that, after giving effect to the recording of such mortgages and/or mortgage supplements, the Administrative Agent shall be reasonably satisfied that it has first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 90% of the total value of the Oil and Gas Properties evaluated in the Reserve Report most recently delivered pursuant to Section 8.12(a) of the Credit Agreement.
The Borrower's failure to satisfy the obligations set forth in this Section 8 shall constitute an immediate Event of Default under the Credit Agreement.
Section 9.Miscellaneous.
9.1.Confirmation and Effect. The provisions of the Credit Agreement, as amended by this Fourth Amendment, shall remain in full force and effect following the effectiveness of this Fourth Amendment, and, except as set forth in Section 2 and Section 3 of this Fourth Amendment, this Fourth Amendment shall not constitute a waiver of any provision of the Credit Agreement or any other Loan Document. Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or any other word or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference in any other Loan Document to the Credit Agreement or any word or words of similar import shall be and mean a reference to the Credit Agreement as amended hereby.

9.2.No Waiver. Neither the execution by the Administrative Agent or the Lenders of this Fourth Amendment, nor any other act or omission by the Administrative Agent or the Lenders or their officers in connection herewith, shall be deemed a waiver by the Administrative Agent or the Lenders of any Defaults or Events of Default which may exist, which may have occurred prior to the date of the effectiveness of this Fourth Amendment or which may occur in the future under the Credit Agreement and/or the other Loan Documents, except as set forth in Section 2 and Section 3 of this Fourth Amendment. Similarly, nothing contained in this Fourth Amendment shall directly or indirectly in any way whatsoever either: (a) impair, prejudice or otherwise adversely affect the Administrative Agent’s or the Lenders’ right at any time to exercise any right, privilege or remedy in connection with the Loan Documents with respect to any Default or Event of Default except as expressly provided for in Section 2 and Section 3 of this Fourth Amendment, (b) except as expressly provided herein, amend or alter any provision of the Credit Agreement, the other Loan Documents, or any other contract or instrument, or (c) constitute any course of dealing or other basis for altering any obligation of the Borrower or any right, privilege or remedy of the Administrative Agent or the Lenders under the Credit Agreement, the other Loan Documents, or any other contract or instrument.
9.3.Ratification and Affirmation; Representations and Warranties. Each Credit Party hereby (a) acknowledges the terms of this Fourth Amendment; (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, the Guaranty and Security Agreement, the Mortgages and each other Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended hereby and (c) represents and warrants to the Lenders that as of the date hereof, and after giving effect to the limited waiver set forth in Section 2, the limited forbearance in Section 3 and the amendments herein: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects) as of such specified earlier date, (ii) no Default or Event of Default has occurred and is continuing and (iii) no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
9.4.Release of Claims. The Borrower and the other Credit Parties on their own behalf and on behalf of their predecessors, successors, heirs, legal representatives and assigns (collectively, the “Releasing Parties”), hereby acknowledge and stipulate that as of the date hereof, none of the Releasing Parties has any claims or causes of action of any kind whatsoever against Administrative Agent, any Lender or any of their respective officers, directors, employees, agents, attorneys or representatives, or against any of their respective predecessors, successors or assigns (each of the foregoing, collectively, the “Released Parties”). Each of the Releasing Parties hereby forever releases, remises, discharges and holds harmless the Released Parties from any and all claims, causes of action, demands and liabilities of any kind whatsoever, whether direct or indirect, fixed or contingent, liquidated or nonliquidated, disputed or undisputed, known or unknown, which any of the Releasing Parties has relating in any way to any event, circumstance, action or failure to act by the Released Parties on account of or in any way touching, concerning, arising out of or founded upon the Credit Agreement (without giving effect to the Fourth Amendment), the other Loan Documents (to the extent in effect prior to the date hereof) and/or the transactions contemplated or otherwise evidenced thereby, in each case, to the extent arising on or prior to the date hereof. Each Credit Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
9.5.Counterparts. This Fourth Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Fourth Amendment by facsimile or email transmission (including via DocuSign or other similar electronic signature technology) shall be effective as delivery of a manually executed counterpart hereof.
9.6.No Oral Agreement. This Fourth Amendment, the Credit Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.
9.7.GOVERNING LAW. THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
9.8.Payment of Expenses. In accordance with Section 12.03 of the Credit Agreement, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with this Fourth Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.
9.9.Severability. Any provision of this Fourth Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.10.Successors and Assigns. This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
9.11.Loan Document. This Fourth Amendment shall constitute a “Loan Document” under and as defined in Section 1.02 of the Credit Agreement.

9.12.No Novation. The parties hereto agree that this Fourth Amendment does not in any way constitute a novation of the existing Credit Agreement, but is an amendment of the Credit Agreement.
[Signatures Begin Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed as of the date first written above.
BORROWER:     OASIS PETROLEUM NORTH AMERICA LLC

By: /s/ Michael Lou
Name: Michael Lou
Title: Executive Vice President and Chief
        Financial Officer

GUARANTORS:    OASIS PETROLEUM INC.
OASIS PETROLEUM LLC
OASIS PETROLEUM MARKETING LLC
OASIS WELL SERVICES LLC
OASIS MIDSTREAM SERVICES LLC
OMS HOLDINGS LLC
OASIS PETROLEUM PERMIAN LLC

By: /s/ Michael Lou
Name: Michael Lou
Title: Executive Vice President and Chief
        Financial Officer

OMP GP LLC

By: /s/ Michael Lou
Name: Michael Lou
Title: President

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

ADMINISTRATIVE AGENT,
SWINGLINE LENDER,
ISSUING BANK AND LENDER:  WELLS FARGO BANK, N.A.,
as Administrative Agent, Issuing Bank, a Swingline Lender and a Lender

By: /s/ Edward Pak
Name: Edward Pak
Title: Director

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

LENDERS:     CITIBANK, N.A., as a Lender

By: /s/ Cliff Vaz
Name: Cliff Vaz
Title: Vice President

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

JPMORGAN CHASE BANK, N.A.,
as a Swingline Lender and a Lender

By: /s/ Anson Williams
Name: Anson Williams
Title: Authorized Signatory

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

ROYAL BANK OF CANADA, as a Lender

By: /s/ Jay T. Sartain
Name: Jay T. Sartain
Title: Authorized Signatory

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Matthew Brice
Name: Matthew Brice
Title: Director

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

BBVA USA, as a Lender

By: /s/ Mark H. Wolf
Name: Mark H. Wolf
Title: Senior Vice President

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

CANADIAN IMPERIAL BANK OF
COMMERCE, NEW YORK BRANCH,
as a Lender

By: /s/ Trudy Nelson
Name: Trudy Nelson
Title: Authorized Signatory

By: /s/ Scott Danvers
Name: Scott Danvers
Title: Authorized Signatory

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

CITIZENS BANK, N.A., as a Lender

By: /s/ Kelly Graham
Name: Kelly Graham
Title: Vice President

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

TRUST BANK, formerly known as BRANCH BANKING AND TRUST COMPANY, as a Lender

By: /s/ Jade K. Silver
Name: Jade K. Silver
Title: Senior Vice President

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH,
as a Lender

By: /s/ Nupur Kumar
Name: Nupur Kumar
Title: Authorized Signatory

By: /s/ Christopher Zybrick
Name: Christopher Zybrick
Title: Authorized Signatory

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

REGIONS BANK, as a Lender

By: /s/ Miles Matter
Name: Miles Matter
Title: Vice President

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

IBERIABANK, as a Lender

By: /s/ W. Bryan Chapman
Name: W. Bryan Chapman
Title: Market President - Energy Lending

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

Goldman Sachs Bank USA, as a Lender

By: /s/ Jamie Minieri
Name: Jamie Minieri
Title: Authorized Signatory

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

Morgan Stanley Bank, N.A., as a Lender

By: /s/ Jake Dowden
Name: Jake Dowden
Title: Authorized Signatory

Signature Page to Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement
        (Oasis Petroleum North America LLC)

EXHIBIT A

FORM OF BORROWING REQUEST

[see attached]

EXHIBIT B
FORM OF BORROWING REQUEST
         [ ], 201[ ]
1.Oasis Petroleum North America LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.03 of the Third Amended and Restated Credit Agreement dated as of October 16, 2018 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Oasis Petroleum Inc., a Delaware corporation (the “Parent”), Oasis Petroleum LLC, a Delaware limited liability company (“OP LLC”), Wells Fargo Bank, N.A., as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby request a Borrowing as follows:
(a)Aggregate amount of the requested Borrowing is $[ ];
(b)Date of such Borrowing is [ ], 201[ ];
(c)Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];
(d)In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [ ];
(e)Amount of Borrowing Base in effect on the date hereof is $[ ];
(f)Amount of the Aggregate Elected Commitment Amounts on the date hereof is $[                   ];
(g)Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[ ];
(h)Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[ ];
(i)On the date hereof, and immediately after giving effect to the requested Borrowing, the Credit Parties do not have any Excess Cash; and

(j)Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:
[    ]
[    ]
[    ]
[    ]
[    ]

The undersigned certifies that he/she is the [ ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies (only in his/her capacity as an officer and not individually), represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.
OASIS PETROLEUM NORTH AMERICA LLC

By:
Name:
Title: